SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549




                            FORM 8-K

                         CURRENT REPORT





Pursuant to Section 13 or 15(d) of the Securities Exchange Act of
1934


                     Date of Report: January 31, 1997



               Exact Name of
Commission     Registrant        State or other    IRS Employer
File           as specified      Jurisdiction of   Identification
Number         in its charter    Incorporation     Number
-----------    --------------    ---------------   --------------

1-12609        PG&E Corporation  California        94-3234914

1-2348         Pacific Gas and   California        94-0742640
               Electric Company







77 Beale Street, P.O. Box 770000, San Francisco, California 94177
       (Address of principal executive offices) (Zip Code)

Registrants' telephone number, including area code:(415) 973-7000





Item 5.  Other Events

A.  Acquisitions

     1.  Acquisition of Valero Energy Corporation

On January 31, 1997, PG&E Corporation and Valero Energy Corporation (Valero) announced that they have entered into a definitive agreement and plan of merger (the Agreement) for the acquisition of Valero by PG&E Corporation. The acquisition would be accomplished through the merger of Valero with a subsidiary of PG&E Corporation to be formed for purposes of the acquisition (the Merger). As part of the Merger, PG&E Corporation common stock would be issued in exchange for the outstanding shares of Valero common stock. The cost of the acquisition would total approximately $1.5 billion (plus adjustments for working capital and other adjustments), comprised of approximately $722.5 million in PG&E Corporation common stock and the assumption of debt and liabilities, subject to certain adjustments. The number of shares of PG&E Corporation ultimately issued upon consummation of the Merger will vary depending on the average market price of PG&E Corporation common stock before the Merger closes, subject to specified limits. The Merger is expected to be completed in mid-1997. Completion of the Merger is subject to a number of conditions, including the approval of Valero's shareholders, federal antitrust clearance, and other customary closing conditions. In addition, because Valero operates a power marketing subsidiary, the Merger will require the approval of the Federal Energy Regulatory Commission.

Valero is a publicly traded intrastate natural gas company headquartered in San Antonio, Texas. Valero conducts its natural gas business, consisting of natural gas and natural gas liquids
(NGL) operations, through its wholly owned subsidiary, Valero Natural Gas Company (VNG). VNG's operations include the gathering, transportation, marketing and storage of natural gas, the processing, transportation and marketing of natural gas liquids, and the marketing of electric power. Valero owns and operates approximately 6,400 miles of natural gas pipeline and jointly owns or leases approximately 1,100 miles of pipeline, including the Valero-Teco West Texas pipeline from Waha in west Texas to the San Antonio area. VNG's pipeline system has the capacity to transport more than 3 billion cubic feet of gas per day. VNG owns and operates 536 miles of NGL pipelines and eight natural gas processing plants with a combined capacity of approximately 1.3 billion cubic feet per day of gas throughput, producing approximately 80,000 barrels per day of NGLs in 1996.

In addition to its natural gas-related business, Valero also has one other major subsidiary, Valero Refining and Marketing Company (Valero R&M), which operates a refinery in Corpus Christi, Texas, and certain other refining assets. The Agreement requires that prior to the Merger, Valero distribute 100 percent of the stock of Valero R&M to Valero's shareholders, so that PG&E Corporation would acquire only Valero's natural gas business and not its refining business.

     2.  Acquisition of Teco Pipeline Company

On January 27, 1997, PG&E Corporation acquired Teco Pipeline Company (Teco) and its subsidiaries. The cost of the acquisition was approximately $380 million, consisting of the purchase of an intercompany note from Teco to its former corporate parent of approximately $61 million and approximately 14.6 million shares of PG&E Corporation's common stock.

Teco is an owner of a 500 mile Waha-to-Katy natural gas pipeline system in Texas, including Teco's half interest in the Valero-Teco West Texas pipeline. Teco also has investments in gas gathering and processing facilities, and owns a gas marketing company in Houston.


B.  Electric Industry Restructuring - Cost Recovery Plan

On December 20, 1996, the California Public Utilities Commission
(CPUC) approved PG&E's cost recovery plan which was filed in accordance with California legislation dealing with electric industry restructuring (AB 1890). The cost recovery plan approved by the CPUC included, among other things, an increase in PG&E's electric base revenues for 1997 of approximately $164 million to be used to enhance transmission and distribution system safety and reliability, as provided under AB 1890. On January 22, 1997, The Utility Reform Network (TURN) filed an application for rehearing of the CPUC's decision. TURN's application for rehearing argues that the CPUC exceeded its authority in interpreting AB 1890 to authorize a base revenue increase for PG&E, and that the CPUC's decision requires clarification to ensure that any such base revenue increase as is granted is used only to fund activities which are supplemental to those funded in the most recent General Rate Case.

PG&E's net income in 1997 would be significantly negatively impacted if the CPUC were to grant rehearing and ultimately deny the base revenue increase contemplated in the existing cost recovery plan.


                             SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.


                              PG&E CORPORATION
                                     and
                              PACIFIC GAS AND ELECTRIC COMPANY



                                  BRUCE R. WORTHINGTON
                              By ________________________________
                                 BRUCE R. WORTHINGTON
                                 General Counsel




Dated:  January 31, 1997